Exhibit 99.5

FINANCIAL STATEMENTS OF SWH, INC. AND SUBSIDIARY

SWH, Inc. and Subsidiary Unaudited Interim Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of September 30, 2011 and December 31, 2010
Condensed Consolidated Income Statement for the nine months ended September 30, 2011 and 2010
Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2011 and 2010
Notes to Condensed Consolidated Financial Statements

SWH, Inc. and Subsidiary Audited Consolidated Financial Statements

Independent Auditor’s Report
Consolidated Balance Sheet as of December 31, 2010
Consolidated Statement of Operations for the year ended December 31, 2010
Consolidated Statement of Shareholders’ Equity for the year ended December 31, 2010
Consolidated Statement of Cash Flows for the year ended December 31, 2010
Notes to Consolidated Financial Statements

SWH, INC. AND SUBSIDIARY

SWH, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2011 AND 2010

	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$3,173,929	$1,146,653
Accounts receivable	6,859,866	5,495,550
Due from related party	–	225,000
Prepaid expenses and other current assets	314,013	138,626
Income tax receivable	410,000	–
Total current assets	10,757,808	7,005,829

Property and equipment, net	22,570,463	16,731,174
Goodwill	18,566,498	17,486,999
Other long-term assets, net	868,439	545,028

TOTAL ASSETS	$52,763,208	$41,769,030

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$2,442,706	$1,356,618
Capital lease obligations, current portion	400,000	1,840,000
Note payable, current portion	4,000,000	–
Current deferred tax liability	–	203,210
Total current liabilities	6,842,706	3,399,828

Deferred gain	–	394,204
Capital lease obligations, net of current portion	1,463,152	10,057,970
Note payable, net of current portion	15,000,000	–
Deferred tax liability	7,366,599	3,820,068
Total liabilities	30,672,457	17,672,070

Shareholders’ equity
Common stock, $0.001 par value, 4,000 shares authorized, 1,000 shares issued and outstanding	–	–
Additional paid-in capital	34,042,616	20,418,241
Dividend distributions	(20,000,000)	–
Retained earnings	8,048,135	3,678,719
Total shareholders’ equity	22,090,751	24,096,960

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$52,763,208	$41,769,030

See Notes to Unaudited Condensed Consolidated Financial Statements.

2

SWH, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

	2011	2010

Well servicing income	$25,875,817	$18,937,722

Cost of well servicing	14,843,256	10,325,339

Gross profit	11,032,561	8,612,383

Operating expenses	5,777,648	2,416,672

Income from operations	5,254,913	6,195,711

Other income (expense), net:
Other income	414,722	43,074
Interest expense	(377,302)	(1,017,181)
Total other income (expense), net	37,420	(974,107)

Income before income taxes	5,292,333	5,221,604

Provision for income taxes	2,132,302	2,078,000

Net income	$3,160,031	$3,143,604

See Notes to Unaudited Condensed Consolidated Financial Statements.

3

SWH, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,160,031	$3,143,604
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,631,324	1,393,593
Write-off of capitalized loan fees	495,480	–
Amortization of deferred gain	(386,623)	(22,742)
Deferred income taxes	2,347,599	264,278
Changes in current assets and liabilities:
Accounts receivable	(2,236,789)	(2,893,874)
Prepaid expenses and other current assets	(221,559)	(40,844)
Accounts payable and accrued expenses	1,187,788	779,487
Income tax receivable	(410,000)	–

Net cash provided by operating activities	5,567,251	2,623,472

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(4,633,970)	(1,816,881)
Payments related to other assets	(648,798)	–
Receipt (payment) of related party receivable	225,000	(225,000)

Net cash used in investing activities	(5,057,768)	(2,041,881)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	20,000,000	–
Repayments on borrowings	(1,277,536)	–
Additional capital contributed	2,042,365	–
Dividends distributed	(20,000,000)	–
Net reductions of capital lease obligations	(215,402)	(1,212,660)

Net cash provided by (used in) financing activities	549,427	(1,212,660)

Net increase (decrease) in cash and cash equivalents	1,058,910	(631,069)

Cash and cash equivalents, beginning balance	2,115,019	1,777,722

Cash and cash equivalents, ending balance	$3,173,929	$1,146,653

See Notes to Unaudited Condensed Consolidated Financial Statements.

4

SWH, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations – SWH, Inc. (the Company), through its wholly-owned operating subsidiary, Sun Well Service, Inc. (the Subsidiary), provides a variety of services to the oil and gas industry. These services include: well servicing and workover, completion services, plug and abandonment services, hydrostatic tubing testing, as well as rentals of various types of well servicing equipment. The Company’s operations are primarily concentrated in the Williston basin in North Dakota and eastern Montana.

Ownership – The Company was formed and acquired the Subsidiary in October 2008. The Company was acquired by BNS Holding, Inc. in February 2011.

Basis of Presentation – The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company accounts and transactions have been eliminated in consolidation.

Revenue recognition – The Company's well servicing and workover services are generally short term in nature and revenue is recognized upon completion of each service.

Cash equivalents - Cash equivalents include time deposits, money market mutual funds, and all highly liquid debt instruments with original maturities of three months or less.

Trade receivables - Trade receivables are carried at original invoice. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 days. Interest is not charged on past due receivables. As of September 30, 2011, management believes its receivables are substantially all collectable and therefore has not provided for an allowance for uncollectability.

Inventories – Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Prepaid expenses - Prepaid expenses include items such as insurance and other miscellaneous items. The prepaid expenses are recognized as an operating expense in the period they benefit.

Property and equipment - Property and equipment is stated at cost less accumulated depreciation using straight-line methods. The estimated lives used to compute depreciation are as follows:

Equipment	2 - 15 years
Vehicles	4 years
Office equipment	5 years

5

SWH, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

NOTE 1 (Continued)

Other long-term assets – Other long-term assets consist of loan fees and goodwill. Loan fees are amortized on a straight-line basis over the life of the loan. Goodwill represents the excess of cost over fair value of net assets acquired through acquisition. In accordance with professional standards, the Company does not amortize goodwill, but evaluates the goodwill on an annual basis for potential impairment. Professional standards require the Company to test the trade name and goodwill for impairment periodically.

Advertising - Advertising costs are expensed as incurred.

Accrued compensated absences - Compensated absences are accrued and charged to expense in the period in which it is earned.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Sales Taxes - The Company presents its revenues net of any sales taxes collected from its customers that are required to be remitted to local or state governmental taxing authorities.

Variable Interest Entities – The Company consolidates all variable interest entities in which it holds a variable interest and is deemed to be the primary beneficiary of the variable interest entity. Generally, a variable interest entity, or VIE, is an entity with at least one of the following conditions:  (a) the total equity investment at risk is insufficient to allow the entity to finance it activities without additional subordinated financial support or (b) the holders of the equity investment at risk, as a group, lack any one of the following three characteristics:  (i) the power to direct the entity’s activities that most significantly impact its economic performance, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity. The primary beneficiary of a VIE is an entity that has a variable interest or a combination of variable interests that provide the entity with a controlling financial interest in the VIE. An entity is deemed to have a controlling financial interest in a VIE if it has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. As of September 30, 2011 and 2010, the Company has determined that it does not have interests in VIE’s that require consolidation.

Share-Based Compensation – The Company accounts for share-based compensation in accordance with professional standards. The Company records share-based compensation as a component of general and administrative expense.

6

SWH, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

NOTE 1 (Continued)

Income Taxes - The Subsidiary is included in the Company’s consolidated income tax returns.

Certain items of income and expense are recognized in different periods for financial reporting purposes than for purposes of computing income taxes currently payable. The income tax effects of transactions are recognized for financial reporting purposes in the year in which they enter into the determination of reported income, regardless of when they are recognized for income tax purposes. Accordingly, applicable deferred income taxes relate to these timing differences. The timing differences relate primarily to differences in the depreciable/amortizable costs associated with its property and equipment, accrued assets and accrued liabilities, and a net operating loss carryforward. Deferred taxes are computed using the asset and liability approach as prescribed in the professional standards.

For all open tax years and all major taxing jurisdictions, management of the Company has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements. Open tax years are those that are open for examination by taxing authorities (i.e., generally the last four tax year ends and the interim tax period since then). Furthermore, management of the Company is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next twelve months.

NOTE 2 - OFF-BALANCE-SHEET RISK

The Company has cash deposits at financial institutions which periodically exceed the FDIC insurance coverage limits. The Company has not experienced any losses in these accounts and believes that its cash is not exposed to any significant credit risk.

NOTE 3 – PROPERTY AND EQUIPMENT

Details pertaining to property and equipment as of September 30, 2011 are as follows:

	Cost	Accumulated Depreciation	Net
Equipment	$26,647,626	$7,425,314	$19,222,312
Vehicles	866,485	510,430	356,055
Office equipment	151,382	119,188	32,194
Assets in progress	2,959,902	–	2,959,902
	$30,625,395	$8,054,932	$22,570,463

Details pertaining to property and equipment as of September 30, 2010 are as follows:

	Cost	Accumulated Depreciation	Net
Equipment	$21,809,159	$5,530,266	$16,295,025
Vehicles	727,806	338,898	388,908
Office equipment	151,382	104,141	47,241
Assets in progress	16,132	–	–
	$22,704,479	$5,973,306	$16,731,174

Depreciation expense for the nine months ended September 30, 2011 and 2010 was $1,573,430 and $1,244,948, respectively.

7

SWH, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

NOTE 4 – OTHER LONG-TERM ASSETS

In accordance with FASB Accounting Standards Codification Topic 350-20, the Company is required to classify its intangible assets subject to amortization and assets not subject to amortization. The following is a summary of the Company's amortizable intangible assets as of September 30, 2011.

	Cost	Accumulated Amortization	Net
Subject to amortization:
Capitalized loan fees	$926,334	$57,895	$868,439

Not subject to amortization:
Goodwill	18,566,498	–	18,566,498
	$19,492,832	$57,895	$19,434,937

The following is a summary of the Company's amortizable intangible assets as of September 30, 2010.

	Cost	Accumulated Amortization	Net
Subject to amortization:
Capitalized loan fees	$919,794	$374,766	$545,028

Not subject to amortization:
Goodwill	17,486,999	–	17,486,999
	$18,406,793	$374,766	$18,032,027

Amortization expense on all amortizable intangible assets totaled $553,375 for the nine months ended September 30, 2011, which included the write-off of prior capitalized loan fees of $495,480. Amortization expense for amortizable intangible assets totaled $148,644 for the nine months ended September 30, 2010.

NOTE 5 – NOTE PAYABLE AND CAPITAL LEASE OBLIGATIONS

In June 2011, the Subsidiary signed a credit agreement with Wells Fargo Bank, National Association that included a $20,000,000 term loan and a revolving line of credit for up to $5,000,000. The loans are secured by the assets of Subsidiary and bear interest at the option of the Subsidiary at LIBOR plus 3.5%, or the greater of a) the bank’s prime rate, b) the Federal Funds rate plus 1.5%, or c) the Daily One-Month LIBOR rate plus 1.5% for base rate loans. Both options are subject to leverage ratio adjustments. The term loan is repayable in $1,000,000 quarterly installments from September 30, 2011 through June 30, 2015. Borrowings under the revolving line, which are determined based on eligible accounts receivable, mature on June 30, 2015. The Company has not used the revolving line of credit to date.

The Company leases certain equipment under capital lease obligations. The following is a schedule of the future annual minimum payments for these leases as of September 30, 2011:

8

SWH, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010
NOTE 5 (Continued)

Years ending December 31,	Amount
2011 (remainder)	$87,884
2012	504,210
2013	488,815
2014	458,026
Thereafter	590,471
Total	2,129,406
Interest included in above	(266,254)
Present value of minimum lease payments	$1,863,152

Current portion of long-term capital lease obligations *	$400,000

NOTE 6 – RELATED PARTY TRANSACTIONS

On February 2, 2011, BNS Holding Inc. acquired all of the outstanding shares of the Company. In conjunction with the financing of the BNS Holding, Inc. transaction, the Company guaranteed approximately $14,000,000 of BNS Holding Inc.’s outstanding debt. This debt was paid off in September 2011.

The Company used the services of SP Corporate Services LLC (“SPCS”), an affiliate of SPH Group LLC, the parent company of BNS Holding, Inc., in connection with the negotiation of the credit agreement disclosed in Note 5. The Company paid SPCS $500,000 for such services in August 2011.

Beginning in April 2011, the Company began using the resources of BNS Holding, Inc. for management and related services and pays a monthly fee of $30,000 for such services. For the nine months ended September 30, 2011, the Company has paid $180,000 for these services.

During the nine months ended September 30, 2010, the Company leased its shop facility from Confluence Land Company, which was owned by a shareholder of the Company at the time. The lease required monthly rental payments of $2,500 through January 31, 2012. Total rent expense was $22,500 for the nine months ended September 30, 2010. The Company received management and various other services from UIB Capital, Inc. (a previous affiliate) and a prior shareholder of the Company. Fees for those services totaled $455,819 for the nine months ended September 30, 2010. These services were terminated in February 2011 in connection with the sale of the Company to BNS Holding, Inc.

The Company had a note receivable due from a prior shareholder in the amount of $225,000 as of September 30, 2010. The note was non-interest bearing and was due on demand. Payment of this note was received during the nine months ended September 30, 2011.

NOTE 7 – STATEMENT OF CASH FLOWS INFORMATION

For the nine months ended September 30, 2011 and 2010, the Company paid cash for interest expense totaling $1,017,181 and $377,302, respectively. During the nine months ended September 30, 2011 and 2010, the Company paid cash for income taxes of $632,954 and $1,386,000, respectively.

9

SWH, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

NOTE 7 (Continued)

During the nine months ended September 30, 2011 and 2010, the Company purchased property and equipment through capital lease obligations aggregating $1,965,072 and $435,241, respectively.

NOTE 8 – CONTINGENCIES

BNS Holding Inc. has submitted claims for damages of approximately $1,780,000 to the previous shareholders of the Company. These claims relate to representations made by the previous shareholders of the Company in the purchase agreement. The ultimate resolution of the claims and their impact to the Company’s financial statements, if any, cannot be reasonably determined. As such, the financial statements do not reflect any adjustments for this contingency.

10

SWH, INC. AND SUBSIDIARY

FINANCIAL STATEMENTS

AS OF

DECEMBER 31, 2010

AND

INDEPENDENT AUDITOR’S REPORT

SWH, INC. AND SUBSIDIARY

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders
of SWH, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of SWH, Inc. and Subsidiary (a North Dakota Corporation) as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended.  The consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SWH, Inc. and Subsidiary as of December 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BRADY, MARTZ & ASSOCIATES, P.C.

November 4, 2011

SWH, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2010

ASSETS

Current assets
Cash and cash equivalents	$2,115,019
Accounts receivable	4,623,077
Due from related party	225,000
Inventories	31,717
Prepaid expenses	60,737
Total current assets	7,055,550

Property and equipment, net	17,544,850
Goodwill	18,566,498
Other long-term assets, net	495,480

TOTAL ASSETS	$43,662,378

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,034,918
Income taxes payable	220,000
Capital lease obligations, current portion	2,159,081
Deferred tax liability, current portion	28,000
Total current liabilities	3,441,999

Deferred gain	386,623
Capital lease obligations, net of current portion	9,536,411
Deferred tax liability, net of current portion	4,991,000
Total liabilities	18,356,033

Shareholders’ equity
Common stock, $0.001 par value, 4,000 shares authorized,
1,000 shares issued and outstanding	–
Additional paid-in capital	20,418,241
Retained earnings	4,888,104
Total shareholders’ equity	25,306,345

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$43,662,378

See Notes to Consolidated Financial Statements.

SWH, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010

Well servicing income	$26,014,941

Cost of well servicing	14,325,955

Gross profit	11,688,986

Operating expenses	4,003,404

Income from operations	7,685,582

Other income (expense):
Other income	71,205
Interest expense	(1,307,575)
Total other income (expense)	(1,236,370)

Income before provision for income taxes	6,449,212

Provision for income taxes	2,484,722

Net income	$3,964,490

See Notes to Consolidated Financial Statements.

SWH, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2010

	Common stock	Additional paid-in capital	Retained earnings	Total

Balance, December 31, 2009	–	20,418,241	923,614	21,341,855

Net income	–	–	3,964,490	3,964,490

Balance, December 31, 2010	$–	$20,418,241	$4,888,104	$25,306,345

See Notes to Consolidated Financial Statements.

SWH, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,964,490
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation	1,776,995
Amortization	198,192
Amortization of deferred gain	(30,323)
Gain on sale of assets	(9,972)
Deferred income taxes	569,000
Changes in assets and liabilities:
Accounts receivable	(2,021,401)
Inventories	17,470
Prepaid expenses	(12,142)
Accounts payable	572,757
Income taxes payable	220,000
Other liabilities	(115,000)
Net cash provided by operating activities	5,130,066

CASH FLOWS FROM INVESTING ACTIVITIES
Advance to related party	(225,000)
Proceeds from sale of equipment	40,311
Purchase of property and equipment	(2,757,701)
Net cash used for investing activities	(2,942,390)

CASH FLOWS FROM FINANCING ACTIVITIES
Long-term financing repayments	(1,850,379)
Net cash used for financing activities	(1,850,379)

Net increase in cash and cash equivalents	337,297

Beginning cash and cash equivalents	1,777,722

ENDING CASH AND CASH EQUIVALENTS	$2,115,019

See Notes to Consolidated Financial Statements.

SWH, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations – SWH, Inc. (the Company), through its wholly-owned operating subsidiary, Sun Well Service, Inc. (the Subsidiary), provides a variety of services to the oil and gas industry. These services include: well servicing and workover, completion services, plug and abandonment services, hydrostatic tubing testing, as well as rentals of various types of well servicing equipment. The Company’s operations are primarily concentrated in the Williston basin in North Dakota and eastern Montana.

Ownership – The Company was formed and acquired the Subsidiary in October 2008.

Basis of Presentation – The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company accounts and transactions have been eliminated in consolidation.

Revenue recognition – The Company's well servicing and workover services are generally short term in nature and revenue is recognized upon completion of each service.

Cash equivalents - Cash equivalents include time deposits, money market mutual funds, and all highly liquid debt instruments with original maturities of three months or less.

Trade receivables - Trade receivables are carried at original invoice. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 days. Interest is not charged on past due receivables. As of December 31, 2010, management believes its receivables are substantially all collectable and therefore has not provided for an allowance for uncollectability.

Inventories – Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Prepaid expenses - Prepaid expenses include items such as insurance and other miscellaneous items. The prepaid expenses are recognized as an operating expense in the period they benefit.

Property and Equipment - Property and equipment is stated at cost less accumulated depreciation using straight-line methods. The estimated lives used to compute depreciation are as follows:

Equipment	2 - 15 years
Vehicles	4 years
Office equipment	5 years

SWH, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 1 (Continued)

Intangible assets - Intangible assets consist of loan fees and goodwill. Loan fees are amortized on a straight-line basis over the life of the loan. Goodwill represents the excess of cost over fair value of net assets acquired through acquisition. In accordance with professional standards, the Company does not amortize goodwill, but evaluates the goodwill on an annual basis for potential impairment. Professional standards require the Company to test goodwill for impairment.

Advertising - Advertising costs are expensed as incurred.

Accrued compensated absences - Compensated absences are accrued and charged to expense in the period in which it is earned.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Sales Taxes - The Company presents its revenues net of any sales taxes collected from its customers that are required to be remitted to local or state governmental taxing authorities.

Variable Interest Entities – The Company consolidates all variable interest entities in which it holds a variable interest and is deemed to be the primary beneficiary of the variable interest entity. Generally, a variable interest entity, or VIE, is an entity with at least one of the following conditions:  (a) the total equity investment at risk is insufficient to allow the entity to finance it activities without additional subordinated financial support or (b) the holders of the equity investment at risk, as a group, lack any one of the following three characteristics:  (i) the power to direct the entity’s activities that most significantly impact its economic performance, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity. The primary beneficiary of a VIE is an entity that has a variable interest or a combination of variable interests that provide the entity with a controlling financial interest in the VIE. An entity is deemed to have a controlling financial interest in a VIE if it has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. As of December 31, 2010, the Company has determined that it does not have interests in VIE’s that require consolidation.

Share-Based Compensation – The Company accounts for share-based compensation in accordance with professional standards. The Company records share-based compensation as a component of general and administrative expense.

SWH, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

  NOTE 1 (Continued)

Income Taxes - The Subsidiary is included in the Company’s consolidated income tax returns.

Certain items of income and expense are recognized in different periods for financial reporting purposes than for purposes of computing income taxes currently payable. The income tax effects of transactions are recognized for financial reporting purposes in the year in which they enter into the determination of reported income, regardless of when they are recognized for income tax purposes. Accordingly, applicable deferred income taxes relate to these timing differences. The timing differences relate primarily to differences in the depreciable/amortizable costs associated with its property and equipment, accrued assets and accrued liabilities, and a net operating loss carryforward. Deferred taxes are computed using the asset and liability approach as prescribed in the professional standards.

For all open tax years and all major taxing jurisdictions, management of the Company has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements. Open tax years are those that are open for examination by taxing authorities (i.e., generally the last four tax year ends and the interim tax period since then). Furthermore, management of the Company is also not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next twelve months.

NOTE 2 - OFF-BALANCE-SHEET RISK

The Company has cash deposits at financial institutions which periodically exceed the FDIC insurance coverage limits. The Company has not experienced any losses in these accounts and believes that its cash is not exposed to any significant credit risk.

NOTE 3 – PROPERTY AND EQUIPMENT

Details pertaining to property and equipment as of December 31, 2010 are as follows:

	Cost	Accumulated Depreciation	Net
Equipment	$22,391,171	$5,987,700	$16,403,471
Vehicles	745,502	382,406	363,096
Office equipment	151,382	108,072	43,310
Assets in progress	734,973	–	734,973
	$24,023,028	$6,478,178	$17,544,850

Depreciation expense for the year ended December 31, 2010 was $1,776,995.

NOTE 4 – OTHER LONG-TERM ASSETS

In accordance with FASB Accounting Standards Codification Topic 350-20, the Company is required to classify its intangible assets subject to amortization and assets not subject to amortization.  The following is a summary of the Company's intangible assets.

	Cost	Accumulated Amortization	Net
Subject to amortization:
Capitalized loan fees	$919,794	$424,314	$495,480

Not subject to amortization:
Goodwill	18,566,498	–	18,566,498
	$19,486,292	$424,314	$19,061,978

Amortization expense on all amortizable intangible assets totaled $198,192 for the year ended December 31, 2010.

Estimated aggregate future amortization expenses are as follows:

Years ending December 31,	Amount
2011	$198,192
2012	198,192
2013	99,096
$495,480

Professional standards require the Company to test goodwill for impairment.  There were no changes in the carrying amount of goodwill due to impairment for the year ended December 31, 2010.

NOTE 5 – CAPITAL LEASES AND LONG TERM DEBT

To facilitate the funding of the Company’s acquisition of the Subsidiary’s stock in October of 2008, the Subsidiary sold substantially all its capital assets for $13,500,000. The Subsidiary subsequently entered into an agreement with an independent financing institution, NewStar Financial, Inc. (NewStar), to lease the same assets. The lease is classified as a capital lease and as such, the gain generated from the sale (approximately $454,000) was deferred and is recognized into income over the estimated lives of the leased assets. The total gain recognized during the year ended December 31, 2010 was $30,323.

The lease payments provide for a quarterly base rental payment with additional quarterly payments due based on a variable applicable interest rate as defined under the lease agreement. As of December 31, 2010, the applicable interest rate was 9.5%. The lease is secured by all of the leased assets. The total balance outstanding on the lease as of December 31, 2010 was $10,087,484.

SWH, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 5 (Continued)

The lease agreement also provided funding authorization of $2,500,000 from NewStar to finance subsequent capital expenditures. As of December 31, 2010 the outstanding balance was $1,185,712.

The capital lease obligation and capital expenditures financing described above were repaid subsequent to December 31, 2010. See Note 17 for subsequent event disclosure.

During 2010, the Company entered into a commitment to acquire a new rig.  The commitment for the core rig was approximately $800,000. Total in-service cost of the rig is estimated to be approximately $1,000,000. Financing for the rig was obtained through a capital lease arrangement. As of December 31, 2010, the Company had incurred costs of $308,813, which was capitalized as assets in progress and included in the December 31, 2010 capital lease obligations. The rig is scheduled to be completed in early 2011, at which time the financing terms will be finalized. See Note 17 for subsequent event disclosure.

In 2010, the Company acquired a loader through a capital lease agreement. The lease requires monthly principal and interest payments of $3,849 through August 2013. The interest rate is 6.042%. The total amount outstanding related to this capital lease was $113,483 as of December 31, 2010.

The following is a schedule of the future annual minimum payments of the leases described above as of December 31, 2010.

Years ending December 31,	Amount
2011	$3,163,860
2012	3,530,087
2013	6,882,680
Total	13,576,627
Interest included in above	(2,189,948)
Present value of minimum lease payments	11,386,679
Amounts advanced under new rig capital lease	308,813
Total outstanding capital lease obligations *	$11,695,492

Current portion of long-term capital lease obligations *	$2,159,081

*See Note 17 for subsequent event disclosures

SWH, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 6 – WORKING CAPITAL AGREEMENT

As of December 31, 2010, the Company had $2,000,000 of credit available under a working capital facility agreement with a financial institution. The agreement matures on October 15, 2013. Substantially all the Company’s assets were pledged as collateral under the agreement. There was no outstanding balance as of December 31, 2010. This agreement was terminated subsequent to year-end. See Note 17 for subsequent event disclosures.

NOTE 7 - MAJOR CUSTOMERS

The Company derived 10 percent or more of its revenue during the year ended December 31, 2010 from the following customers:

Customer A	$5,201,159
Customer B	6,452,417
Customer C	2,702,432

The Company had the following receivable amounts from these customers as of December 31, 2010:

Customer A	$1,076,660
Customer B	1,722,890
Customer C	593,283

NOTE 8 - ADVERTISING COSTS

Advertising costs, which were expensed as incurred, totaled $45,728 for the year ended December 31, 2010.

NOTE 9 – RELATED PARTY TRANSACTIONS

The Company leases its shop facility from Confluence Land Company, which is owned by a shareholder of the Company. The lease requires monthly rental payments of $2,500 through January 31, 2012. Total rent expense was $30,000 for the year ended December 31, 2010. See footnote 10 for the required future minimum lease payments. See Note 17 for subsequent events related to this lease.

The Company received management and various other services from UIB Capital, Inc. (an affiliate) and a shareholder of the Company. Fees for these services totaled $607,759 for the year ended December 31, 2010.

The Company has a note receivable due from a shareholder in the amount of $225,000 as of December 31, 2010. The note is non-interest bearing and is due on demand.

SWH, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 10 – OPERATING LEASES

The Company leases real estate from a related entity as described in Note 9. Total rent expense on this related party lease was $30,000 for the year ended December 31, 2010.

In September 2009, the Company entered into a facility operating lease. The lease required monthly payments of $650 through September 2010, and was extended at the same rate through September 15, 2011. The rent expense under these lease totaled $7,800 for the year ended December 31, 2010.

In November 2009, the Company entered into another facility operating lease. The lease required a monthly payment of $3,500 through November 14, 2010, and was extended at the same rate through November 14, 2011. The rent expense under this lease totaled $42,000 for the year ended December 31, 2010.

Expected future minimum lease payments for the above leases are as follows:

Years ending December 31,	Amount
2011	$70,200
2012	2,500
$72,700

The Company has a lease for office space on a month-to-month basis. The total rent expense for this lease was approximately $16,450 in the year ended December 31, 2010.

NOTE 11 - PENSION PLAN

The Company's employees are eligible to participate in a defined contribution 401(k) plan after meeting specific age and period of service requirements. The Company's match is limited to a maximum of 3% of each participating employee’s wages. Pension expense for the year ended December 31, 2010 was $87,358.

NOTE 12 - INCOME TAXES

The income tax provision reported in the statement of operations for the year ended December 31, 2010 includes the following components:

Current income tax expense	$1,915,722
Deferred income tax expense	569,000
$2,484,722

The source of the timing differences resulting in deferred income tax are primarily associated with different tax and financial accounting policies associated with the Company's property and equipment, accrued assets and accrued liabilities, and net operating loss carryforwards. Deferred income tax balances as of December 31, 2010 are categorized as follows:

SWH, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010
NOTE 12 (Continued)

Deferred tax assets	$–
Deferred tax liabilities	(5,019,000)
$(5,019,000)

Net deferred income taxes are classified as follows:

Current asset	$–
Current liability	(28,000)
Long-term liability	(4,991,000)
$(5,019,000)

The Company had a net operating loss carryforward of approximately $594,000 as of December 31, 2009.  This loss was used to offset a portion of the Company’s taxable income for the year ended December 31, 2010.

NOTE 13 – DEFERRED COMPENSATION PLAN

In 2010, the Company established a deferred compensation plan to provide certain key employees with cash retention awards. The Company has accrued $315,000 as of December 31, 2010 for vested benefits due to employees under this plan.

NOTE 14 – PHANTOM SHARE PLAN

Prior to 2010, the Company had implemented a phantom share plan, in which a certain employee was granted phantom shares. The phantom shares vested at specified levels over a ten-year period and conveyed the right to the grantee to receive a cash payment based on a liquidity event as defined under the plan. The value of the cash payment ranged from the terminal value, as defined in the plan, up to 3% of the equity value of the Company. The phantom shares were a “liability” type award under professional standards. As of December 31, 2009, the employee was no longer employed by the Company and as of that date, the Company had accrued $115,000 for its estimated obligation under the plan.

During 2010, the Company paid the employee a total of $150,000, which constituted the entire balance due to the employee under the plan. As of December 31, 2010, the Company had terminated this phantom share plan.

NOTE 15 – COMMITMENTS

See Note 5 for a description of the commitment related to the entity’s purchase of a rig as of December 31, 2010. Under this same financing agreement, the Company has the option to finance the purchase of up two additional rigs under the same terms. As of December 31, 2010, the Company had not entered into purchase agreements for the two additional rigs.

SWH, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 16 – STATEMENT OF CASH FLOWS INFORMATION

For the year ended December 31, 2010, the Company paid cash for interest expense totaling $1,298,825. The Company paid cash for income taxes of $1,671,000 in the year ended December 31, 2010.

During the year ended December 31, 2010, the Company purchased $435,241 of property and equipment through capital lease obligations.

NOTE 17 – SUBSEQUENT EVENTS

On February 2, 2011, BNS Holding Inc. acquired all of the outstanding shares of the Company. Under the terms of the purchase agreement, approximately $13,768,000 of the sale proceeds were reserved to satisfy certain obligations of the Company, as described below:

Approximately $11,421,000 was reserved to retire the existing debt obligations and accrued interest on the NewStar financing described in Note 5. The funds were remitted to NewStar on February 3, 2011.

Approximately $2,347,000 was reserved to fund certain employee retention payments that were created as a result of the sale. As defined in the purchase agreement, one third of the retention payments were paid to eligible employees in February 2011 and the remaining balance was paid in June 2011 to employees still with the Company.

In conjunction with the financing of the BNS Holding, Inc. transaction, the Company guaranteed approximately $14,000,000 of BNS Holding Inc.’s outstanding debt. This debt was paid off in September 2011.

As described in Note 5, the Company acquired a rig through a capital lease agreement. This rig and lease were finalized in March 2011 for $996,185. The lease requires monthly principal and interest payments of $19,466 through March 2016, with an interest rate is 6.446%. The Company completed a second rig through a capital lease agreement in May 2011 for $968,887. The lease requires monthly principal and interest payments of $18,702 through May 2016, with an interest rate of 5.936%.

As described in Note 9, the Company has a shop facility lease with Confluence Land Company through January 31, 2012. The Company has subsequently obtained an option to extend the lease for one year beyond January 21, 2012. If the Company exercises this option, the monthly rent will be $10,000 beginning in February 2012.

Subsequent to December 31, 2010, the Company also committed to pay a total of $690,000 to certain key employees under the Company’s deferred compensation plan. These payments were made in February 2011. Of this balance, $315,000 related to the 2010 award year and was accrued for as of December 31, 2010. The remaining $375,000 relates to the 2011 award year and as such was not accrued as of December 31, 2010.

SWH, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 17 (Continued)

In April 2011, the Company implemented a new phantom stock plan in which certain employees were granted phantom shares. The phantom shares vest at equal levels over a three-year period and convey the right to the grantees to receive cash payments based on EBITDA (earnings before interest, income taxes, depreciation, and amortization expenses) as defined under the plan. The phantom shares are a “liability” type award under professional standards.

In May 2011, the Company signed a contract to commence construction of a new headquarters building in June 2011. The contract is for $4,528,581 and estimates a completion date in February 2012. The Company shall make progress payments as requested by the contractor based on percentage of completion calculations.

In June 2011, the Subsidiary signed a credit agreement with Wells Fargo Bank, National Association that included a $20,000,000 term loan and a revolving line of credit for up to $5,000,000. The loans are secured by the assets of Subsidiary and bear interest at the option of the Subsidiary at LIBOR plus 3.5%, or the greater of a) the bank’s prime rate, b) the Federal Funds rate plus 1.5%, or c) the Daily One-Month LIBOR rate plus 1.5% for base rate loans. Both options are subject to leverage ratio adjustments. The term loan is repayable in $1,000,000 quarterly installments from September 30, 2011 through June 30, 2015. Borrowings under the revolving line, which are determined based on eligible accounts receivable, mature on June 30, 2015. The Company has not used the revolving line of credit to date. In July 2011, the Company borrowed the full term loan and paid BNS Holding, Inc. a dividend of $20,000,000.

No other significant events occurred subsequent to the Company’s year end. Subsequent events have been evaluated through November 4, 2011, which is the date these financial statements were available to be issued.

NOTE 18 – CONTINGENCIES

BNS Holding Inc. has submitted claims for damages of approximately $1,780,000 to the previous shareholders of the Company. These claims relate to representations made by the previous shareholders of the Company in the purchase agreement described in Note 17. The ultimate resolution of the claims and their impact to the Company’s financial statements, if any, cannot be reasonably determined. As such, the financial statements do not reflect any adjustments for this contingency.